EXHIBIT 10 (XVII)

EMPLOYMENT AGREEMENT

                      THIS AGREEMENT, effective November 1, 2001, (the “Effective Date”) is between THE CLOROX COMPANY, a Delaware corporation (the "Company"), and G. Craig Sullivan (the "Executive").

RECITAL

                      The Company and the Executive want to enter a written agreement concerning the terms of the Executive's employment with the Company and the terms of the termination of that employment.

TERMS OF AGREEMENT

1.       Term of Employment.

          The term of this Agreement shall commence on the Effective Date and the term of this Agreement and the term of the Executive’s employment by the Company shall end upon the earliest of (a) December 31, 2003 (the "Termination Date") and (b) the date upon which the Executive's employment is terminated in accordance with Section 4.

2.       Position, Duties, Responsibilities.

          (a)        Position.  The Company agrees to continue the Executive in its employ, and the Executive agrees to continue employment with the Company subject to the terms and conditions of this Agreement.  The Executive shall hold the position of Chairman of the Board of Directors of the Company (the “Board”) and Chief Executive Officer (“CEO”), subject to the right of the Board to remove the title and duties of CEO in its sole discretion. The Executive shall devote his best efforts and the equivalent of full time employment to the performance of the services customarily incident to the office of Chairman and CEO and to such other services as may be reasonably requested by the Board.  The Company shall retain full direction and control of the means and methods by which the Executive performs the above services and of the place(s) at which such services are to be rendered.

          (b)        Other Activities.  Excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal hours to the business and affairs of the Company, and to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities.  It shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions on a part-time basis not to exceed five hours per week in the aggregate and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.  It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

3.       Salary; Incentive Compensation; Benefits; Expenses.

          a)         Salary.  In consideration of the services to be rendered hereunder, including, without limitation, services to any company controlling, controlled by or under common control with the Company (an “Affiliated Company”), the Executive shall be paid an annual base salary ("Annual Base Salary") of $1,000,000, payable at the times and pursuant to the procedures regularly established, and as they may be amended, by the Company during the course of this Agreement.  The Annual Base Salary shall be reviewed periodically in accordance with the Company's regular administrative practice for adjusting salaries of Executive Officers (the Chairman of the Board, the President and all Vice Presidents).  The Company may reduce the Executive's salary only if the salaries of the other Executive Officers of the Company are at the same time being similarly adjusted and if the percentage reduction in the Executive's salary does not exceed that of the other Executive Officers, or by mutual agreement.

          (b)        Long Term Compensation Program; Executive Incentive Compensation Plan.  Concurrently with the execution of this Agreement, and in partial consideration for the execution of this Agreement, the Executive shall be awarded options with a grant date on the Effective Date to purchase 750,000 shares of the Company’s Common Stock, par value $1.00, and 100,000 Restricted Stock Units (“RSU’s”) issued under the Company’s 1996 Stock Incentive Plan. The terms of the options and RSU’s awarded pursuant to this paragraph shall be as set forth in the documents evidencing those awards. For purposes of this Agreement, "LTC Program" encompasses Awards made to the Executive under the Company’s 1987 Long-Term Compensation Plan and 1996 Stock Incentive Plan or any subsequent stock-based incentive compensation plan. After the Effective Date the Executive shall not be entitled to future Awards (as that term is defined in the LTC Program plans) under the LTC Program, provided that the Employee Benefits and Management Compensation Committee (the “Committee”) of the Board may, in its sole discretion, make one or more such Awards at any time.  The Executive shall be entitled to participate in the Company's Management Incentive Plan (the “MIC Plan”) and Executive Incentive Compensation Plan (the "EIC Plan"), with a combined target award of 110% of Annual Base Salary and a maximum award of 220% of Annual Base Salary, in accordance with the Company's practice for administering the MIC and EIC Plans, unless the Company suspends or terminates one or both of those Plans.

          (c)        Benefits.  As he becomes eligible therefor, the Company shall provide the Executive with the right to participate in and to receive benefits from all present and future welfare benefit plans, practices, policies and programs (including without limitation, medical, prescription drugs, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs), all incentive savings and retirement plans, practices and programs, including without limitation the Supplemental Executive Retirement Plan (the "SERP"), and all similar benefits, made available generally to Executive Officers of the Company.  The Executive shall be entitled to annual vacation as determined in accordance with Company policy.  The amount and extent of benefits to which Executive is entitled shall be governed by each specific benefit plan, as it may be amended from time to time.  The Executive shall also be entitled to the death and disability benefits described in Section 4.  The Company may suspend or terminate any benefit plan described in this Section 3(c).

Expenses.  The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with the Company's general policies, as they may be amended from time to time during the course of this Agreement.

(e)          Post-Termination Benefits. If the Executive’s employment by the Company is terminated (i) on the Termination Date, (ii) by the Company without cause pursuant to Section 4(d)(i) hereof, or (iii) with the permission of the Committee, by the Executive’s Retirement pursuant to Section 4(d)(iii) hereof, the Executive shall be entitled to receive (A) financial planning services with a value of up to (1) $20,000 through filing of tax returns for the year during which termination occurs, (2) $15,000 during the second year after termination and (3) $10,000 during the third year following termination, (B) for three years after the date of termination, access to the Company plane or, in the company’s sole discretion, a comparable aircraft for personal use with a value of $50,000 per year calculated in the manner most favorable to the Executive consistent with Internal Revenue Service regulations and (C) for five years after termination, the Executive’s choice of either (1) an officer-level office with telephone and desk-top computer, access to a fax machine and printer and the services of a shared company secretary in the Company’s General Offices or (2) up to $50,000 annually to be used for the cost of an office and secretarial support at a location other than the Company’s General Offices. All benefits provided for in this paragraph 3(e), to the extent that they are taxable as personal income to Executive, shall be grossed up once at the maximum federal and state income tax rates applicable to Executive so that the after-tax value of the benefits to the Executive shall equal the dollar value stated in this paragraph.

4.       Termination of Employment.

          (a)        By Death.  The Executive's employment shall terminate automatically upon his death.  The Company shall pay to the Executive's beneficiaries or estate, as appropriate, the salary to which he is entitled pursuant to Section 3 (a) through the end of the month in which death occurs.  The Company shall also pay the Executive's beneficiaries or estate, as appropriate, a pro rata portion (through the date of death) of the Executive's target MIC/EIC Plan award for the fiscal year of his death.  After the payments called for in this Section 4(a) are made, the Company's obligations hereunder shall terminate.  This Section shall not affect entitlement of the Executive's estate or beneficiaries to death benefits under any benefit plan of the Company.

          (b)        By Disability.  Should the Executive begin to receive benefits under the Company's Long Term Disability Plan, the Executive's employment may terminate at the Company's option.  If the Company so elects, the Company shall pay the salary to which the Executive is entitled pursuant to Section 3(a) through the date of termination, and in lieu of any MIC/EIC Plan award under Section 3(b) for the fiscal year in which termination occurs, the Company shall pay the Executive a pro rata portion (through the termination date) of the Executive's target MIC/EIC Plan award for the fiscal year of the termination.  Thereafter the Company's obligations hereunder shall terminate.

          (c)        By Company For Cause.  The Company may terminate the Executive's employment for Cause (as defined below) at any time without notice and without liability.  The Company shall pay the Executive the salary to which he is entitled pursuant to Section 3(a) through the end of the day upon which termination occurs, and thereafter the Company's obligations hereunder shall terminate. The Executive shall not be entitled to any MIC/EIC Plan award pursuant to Section 3(b) for the fiscal year in which termination occurs.  Termination shall be for Cause if:

                      (i) the Executive willfully neglects significant duties he is required to perform or willfully violates material Company policy, and, after being warned in writing, continues to neglect such duties or continues to violate the specified Company policy;

                      (ii)  the Executive commits a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude;

                      (iii)  the Executive exhibits gross negligence in the course of employment; or

                      (iv)  the Executive fails to obey a lawful direction of the Board of Directors.

          (d)        By the Executive or the Company At Will.

                      (i)  Termination by the Company.  The Company may, at any time, terminate the Executive's employment without Cause.  If the Company does so, the severance payment provisions of Section 6 shall apply and the Company shall have no additional liability.  The Executive hereby agrees that the Company may dismiss him under this Section 4(d)(i) without regard (A) to any general or specific policies (whether written or oral) of the Company relating to the employment or termination of its employees, or (B) to any statements made to the Executive, whether made orally or contained in any document, pertaining to the Executive's relationship with the Company.  Nothing in this Section 4(d)(i) shall prevent the Company from exercising its right under Section 4(c) to terminate the Executive's employment for Cause, and such a termination (regardless of when made) shall not give rise to damages under Section 6.

                      (ii)  Termination by the Executive.  Except in the case of Retirement as provided in Section 4(d)(iii), the Executive may, upon giving at least 10 business days' written notice to the Company, terminate his employment, without liability, for any reason.  If the Executive terminates his employment pursuant to this Section 4(d)(ii), the Company shall pay the Executive the salary to which he is entitled pursuant to Section 3(a) through the end of the 10 business days notice period, and thereafter the Company's obligations hereunder shall terminate.  The Executive shall not be entitled to any MIC/EIC Plan award pursuant to Section 3(b) for the fiscal year in which he terminates.

                      (iii)  The Executive's Retirement.  If the Executive is eligible to begin receiving benefits pursuant to the SERP, then upon giving at least three month's written notice to the Company of his election to do so, the Executive may terminate his employment and begin receiving SERP benefits.  Such a termination constitutes "Retirement" for purposes of this Agreement.  Upon the Executive's Retirement, the Company shall pay the Executive the salary to which he is entitled pursuant to Section 3(a) through the last day of his employment.  In addition, the Executive shall be entitled to receive a pro rata portion calculated upon the proportion of the fiscal year during which the Executive was employed of the Executive's MIC/EIC Plan award for the fiscal year of his Retirement.  The award will be paid after the close of the fiscal year at the same time that MIC/EIC Plan award payments are made to employed Executives.  The award will be a percentage of the Executive's MIC/EIC Plan target award for that fiscal year based upon the application of the overall corporate results factor and the division results factor, if applicable, of the MIC/EIC Plan award calculation matrix and not based upon any personal objectives factor.  The target objective percentage which had been assigned to personal objectives will be proportionately added to the remaining corporate and, if applicable, division objectives so that the percentage for the target objective will be 100%.

          (e)        Termination Obligations.

                      (i) The Executive hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Executive in the course of or incident to his employment, belong to the Company and shall, if physically returnable, be promptly returned to the Company upon termination of his employment, provided that Executive may purchase the home computer and associated equipment supplied by the Company for $500.  "Personal property" includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and Proprietary Information (as defined below).  Following termination, the Executive will not retain any written or other tangible material containing any Proprietary Information.

                      (ii) Upon termination of his employment, the Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any Affiliated Company, and will execute a letter of resignation if requested.

                      (iii) The Executive's obligations under Sections 4(e), 5, 7 and 14 shall survive termination of his employment and the expiration of this Agreement.

5.       Post Termination Obligations.

          (a)        Proprietary Information Defined.  "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company or any Affiliated Company, or to its clients, consultants, or business associates, unless:  (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in the Executive's possession or part of his general knowledge prior to his employment by the Company; or (iii) the information is disclosed to the Executive without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.

          (b)        General Restrictions on Use of Proprietary Information.  The Executive agrees to hold all Proprietary Information in strict confidence and trust for the sole benefit of the Company and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company's premises any Proprietary Information (or remove from the premises any other property of the Company), except (i) during his employment to the extent necessary to carry out the Executive's responsibilities under this Agreement, and (ii) after termination of his employment as specifically authorized in writing by the Board.

          (c)        Non-Solicitation and Non-Raiding.  To forestall the disclosure or use of Proprietary Information in breach of Section 5(b), and in consideration of this Agreement, Executive agrees that for a period of two years after termination of his employment, he shall not, for himself or any third party, directly or indirectly (i) divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, including, without limitation, the solicitation of its customers as to products which are directly competitive with products sold by the Company at the time of the Executive's termination, or interference with any of its suppliers or customers, or (ii) solicit for employment any person employed by the Company, or by any Affiliated Company, during the period of such person's employment and for a period of one year after the termination of such person's employment with the Company.

          (d)        Contacts with the Press.  Following termination, the Executive will continue to abide by the Company's policy that prohibits discussing any aspect of Company business with representatives of the press without first obtaining the permission of the Company's Public Relations Department.

          (e)        Remedies.  Nothing in this Section 5 is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act (California Civil Code Section 3426), or otherwise available under law.

6.       Severance Payments; Release.

          (a)        Severance Payments.  The Company and the Executive acknowledge that it would be impractical or extremely difficult to fix the Executive's actual damages in the case of termination at will by the Company pursuant to Section 4(d)(i).  Therefore, in the event of such a termination and notwithstanding any other provision of this Agreement, in exchange for and in consideration of Executive's execution and nonrevocation of a General Release ("Release") in a form substantially equivalent to the attached Exhibit, the Executive shall be entitled to severance payments made up of the following components:

                      (i)  Salary Component.

                           Continuation of salary, at a monthly rate equal to the highest monthly base salary rate in effect during the twelve month period preceding the termination of employment for a period equal to the longer of (x) two years or (y) what would be the remaining term of this Agreement as determined in Section 1(a) had the termination not occurred, or until the Executive's death if that occurs first (the "Severance Payment Period").  Such payments will be made on the Company's regular semimonthly payroll dates.

                      (ii)  MIC/EIC Plan Components.

                                  (A) Promptly after termination, the Executive will be paid a lump sum amount equal to 100% of his target MIC/EIC Award for the fiscal year preceding the fiscal year in which the termination occurs, prorated to the date of termination.

                                  (B) In addition, for the Severance Payment Period, together with and in addition to each payment described in (i) above, the Company shall pay the Executive semimonthly an amount equal to one twenty-fourth of 100% of the Executive's target MIC/EIC Award for the fiscal year preceding the fiscal year in which the termination occurs.

                      (iii)  Medical/Dental Plans Component.

                                  (A) Continuation for the Severance Payment Period on the same basis as an employee of the Company of the right to participate in any Medical and/or Dental Benefit Plans as and if offered by the Company to its salaried employees.  The Executive shall not participate in any other Company sponsored welfare benefit plans after the termination of employment.

                                  (B) Continuation of the right to participate in Medical and/or Dental Plans as and if offered to former employees whose employment terminated at or after age 55 with ten or more years of service on the same terms and conditions as for such former employees including premium contributions from the Executive as in effect from time to time.  Such right to participate shall apply from the time such coverage would otherwise terminate pursuant to (iii)(A) and shall continue until the Executive attains age 65; thereafter the Executive may participate in the Company's Retiree Health Plan as and if it may exist from time to time in the future, if he would be eligible to participate pursuant to the terms of that Plan.

                      (iv)  SERP Component.

                       Benefit credits and service accruals under the SERP will continue during the Severance Payment Period. During this period, benefit credits shall be based on the compensation required to be paid under (i) and (ii)(A) and (B), above.

                      (v)  LTC Program Component.

                                  (A) For purposes of the LTC Programs the Executive’s termination of employment will be deemed to be a Termination of Employment Due to Retirement occurring at the end of the Severance Payment Period if the Executive irrevocably elects prior to the beginning of the Severance Payment Period to begin retirement benefits under the Company's Pension Plan and the SERP at the conclusion of the Severance Payment Period.  If he does not so elect, all LTC Program awards which remain at the date of termination will be treated pursuant to subsection (B) below.

                                  (B) If the Executive does not make the election described in Section 6(a)(v)(A), then for purposes of all LTC Program awards, he will be deemed to have terminated employment on the day prior to the beginning of the Severance Payment Period.  Whether any LTC Program award is forfeited in such a case will be determined by the terms of the award and the plan pursuant to which it was awarded.

                      (vi)  Automobile Component.

                           The Executive shall be entitled to purchase the Company-leased automobile, if any, being used by the Executive prior to termination at the "buyout amount" specified by the vehicle's lessor.

The parties acknowledge that the amounts and benefits provided in (i) through (vi) above constitute a reasonable estimate of and compensation for any damages the Executive may suffer as the result of his termination of employment under this Agreement.

If the Executive does not execute, or having executed, effectively revokes the Release, the Company will not be obligated to provide any benefits or payments of any kind to the Executive.

          (b)        Lack of Participation in Qualified Plans.  Upon termination of employment the Executive shall cease to participate in any qualified benefit plan maintained by the Company such as the Pension Plan, the Value Sharing Plan including the Tax Reduction Investment Plan, and the Executive shall also cease to participate in any welfare benefit plan maintained by the Company, except as otherwise provided in (a)(iii) above or under the terms of such plan.  No employee or employer contributions will be made to any qualified benefit plan based on any bonus paid after the termination of the Executive's employment.

7.       Successors.

          (a)        This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b)        This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c)        The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, "Company" shall mean the Company as hereinbefore  defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8.       Notices.  All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company at:

                                                        The Clorox Company

                                                        1221 Broadway

                                                       Oakland, CA  94612

                                                       Attn:  General Counsel

or to the Executive at the address written below the Executive's signature on the last page of this document.

Notice of change of address shall be effective only when done in accordance with this Section.

  9.        Entire Agreement.  Together with the Change of Control Agreement effective April 12, 1996, as subsequently amended, between the Executive and the Company, the terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement.  The parties further intend that this Agreement and said Change of Control Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving either Agreement.  The Change of Control Agreement and this Agreement supersede any prior Agreements, written or oral, between the Company and the Executive concerning the terms of his employment, and specifically, but not by way of limitation, supersede and rescind the Employment Agreement between the parties dated April 12, 1996, as subsequently amended.

10.       Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and by a duly authorized representative of the Company other than Executive.  By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

11.       Severability; Enforcement.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

12.       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

13.       Executive Acknowledgment.  Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

14.       Arbitration.  Any controversy between the Executive, his heirs or estate and the Company or any employee of the Company, including but not limited to, those involving the construction or application of any of the terms, provisions or conditions of this Agreement or otherwise arising out of or related to this Agreement, shall be settled by arbitration before a single arbitrator in accordance with the then current commercial arbitration rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  The location of the arbitration shall be San Francisco, California if the Executive's current or most recent location of employment with the Company is or was located at the Company's Technical Center or General Offices.  If it is or was elsewhere, the arbitration shall be held at the city nearest to the Executive's last location of employment with the Company which has an office of the American Arbitration Association.  The arbitrator may in the arbitrator's discretion award attorney's fees to the Executive.

15.       Withholdings.  The Company may withhold from any amounts payable pursuant to this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                      The parties have duly executed this Agreement as of the effective date that appears at the beginning of this Agreement.

THE CLOROX COMPANY

The Company

By:

            Dean Morton, Chairman

            Employee Benefits and

               Management Compensation Committee

            (Executive)

            _________________________

            _________________________

            _________________________

                (Address)